UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2005 (January 5, 2006)

OMNI ENERGY SERVICES CORP.

(Exact name of registrant as specified in its charter)

LOUISIANA	0-23383	72-1395273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4500 N.E. Evangeline Thruway

Carencro, Louisiana 70520

(Address of principal executive offices) (Zip Code)

(337) 896-6664

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 29, 2005, OMNI Energy Services Corp. (“OMNI”) announced the execution of a definitive Stock Purchase and Sale Agreement (the “Agreement”) to acquire Preheat, Inc., a Louisiana corporation (“Preheat”). Preheat is a leading Gulf Coast lessor of oilfield equipment and provider of specialized oilfield and environmental services.

Subject to the terms and conditions of the Agreement, OMNI will purchase 100% of the issued and outstanding common stock of Preheat for a purchase price of $22.5 million plus certain assumed long-term debt, more specifically described as a combination of $16.0 million of cash, and the issuance of 900,000 shares of OMNI’s common stock and $4.0 million of buyer promissory notes. Closing is subject to the approval of the transaction by OMNI’s lenders, the Board of Directors of both companies, and the shareholders of Preheat. At closing, Preheat is required to have on hand a minimum of $4.5 million of excess working capital.

The Agreement is attached as Exhibit 10.1 hereto and is hereby incorporated by reference. The press release announcing the execution of the Agreement is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

10.1	Stock Purchase and Sale Agreement dated December 29, 2005 by and between OMNI Energy Services Corp. and the stockholders of Preheat, Inc., a Louisiana corporation

99.1	Press release dated December 29, 2005 announcing the execution of a definitive Stock Purchase and Sale Agreement with Preheat, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNI ENERGY SERVICES CORP.

Dated: January 5, 2006

	By:	/s/ G. Darcy Klug
G. Darcy Klug
Executive Vice President